[CNA SURETY LOGO]

FOR IMMEDIATE RELEASE

CONTACT:    John F. Corcoran, 312-822-1371
            Doreen Lubeck, 773-583-4331

          CNA SURETY ANNOUNCES FOURTH QUARTER AND YEAR-END 2003 RESULTS

CHICAGO, FEBRUARY 11, 2004 -- CNA Surety Corporation (NYSE:SUR) today reported net income for the fourth quarter of 2003 of $10.6 million, or $0.25 per share, compared to net income of $4.0 million, or $0.09 per share, for the same period in 2002. The fourth quarter and full year 2002 results include a restatement of previously reported results related to the accounting for ceded premium in connection with a multiple-year reinsurance treaty.

The improvement in the fourth quarter 2003 results reflects lower realized investment losses and higher underwriting income. Net realized investment losses for the current quarter were insignificant, while pre-tax net realized investment losses in the fourth quarter of 2002 were $8.2 million.

For the quarter ended December 31, 2003, underwriting income increased $0.9 million to $7.8 million. The loss, expense, and combined ratios were 26.9 percent, 63.2 percent and 90.1 percent, respectively, for the fourth quarter of 2003, compared to 29.6 percent, 61.3 percent, and 90.9 percent, respectively, for the same period in 2002. The loss ratio in the current quarter benefited from a favorable change in business mix and from a decrease in adverse reserve development related to prior years. For the current quarter, a greater proportion of earned premium came from small commercial products that typically have lower loss costs. The expense ratio for the fourth quarter of 2003 was negatively impacted by two percentage points due to a charge related to post-employment benefit obligations for three former senior executives.

For the quarter ended December 31, 2003, gross written premiums increased three percent to $88.0 million. Contract surety increased four percent to $50.8 million, primarily due to improving rates. Commercial surety increased four percent to $30.6 million. This was primarily due to continued strong volume growth in small commercial products and improving rates on large commercial products. Ceded written premiums decreased $2.2 million to $13.6 million for the fourth quarter of 2003 compared to the same period of last year primarily due to the timing of reinsurance premium payments. As a result, net written premiums increased seven percent to $74.4 million.

For both quarters ended December 31, 2003 and 2002, net investment income was $6.5 million. The annualized pretax yields were 4.3% and 4.4% for the three months ended December 31, 2003 and 2002, respectively.

For the year ended December 31, 2003, the net loss was $14.2 million, or $0.33 per share, compared to net income of $30.1 million, or $0.70 per share, in 2002. This decrease primarily reflects significant adverse claim developments during the third quarter that resulted in higher current year provisions for incurred losses and net unfavorable loss reserve development related to prior accident years.

For the year ended December 31, 2003, the Company had an underwriting loss of $58.8 million compared to underwriting income of $24.3 million in the prior period. The loss, expense and combined ratios were 56.7 percent, 62.6 percent and 119.3 percent, respectively, for the year ended December 31, 2003, compared to 31.6 percent, 60.3 percent and 91.9 percent, respectively, for the same period in 2002. The higher loss and combined ratios in 2003 are due principally to higher current year provisions for incurred losses and prior year net loss reserve development on the Company's branch commercial and contract business, and higher reinsurance costs. The expense ratio increase is primarily due to the impact of higher reinsurance costs on net earned premiums.

For the year ended December 31, 2003, gross written premiums increased three percent to $371.4 million. Premiums for contract surety increased five percent to $208.5 million due primarily to improving rates. Commercial surety premiums decreased slightly to $133.7 million due to the Company's ongoing effort to reduce aggregate exposures on large commercial accounts that was partially offset by continued strong bond volume growth in small commercial products and improving rates on large commercial products. Ceded written premiums decreased $1.0 million to $52.2 million for the year ended December 31, 2003. For 2003, the Company reduced its net retention for most principals from $20 million to $15 million. Net written premiums increased four percent to $319.2 million.

For the year ended December 31, 2003, net investment income decreased five percent to $26.3 million compared to $27.8 million for the same period in 2002. The decrease reflects the impact of lower investment yields and greater investment in tax-exempt securities. The annualized pretax yields were 4.4% and 4.8% for the years ended December 31, 2003 and 2002, respectively.

For the year ended December 31, 2003, net cash provided by operations decreased to $25.2 million compared to $85.5 million for 2002. This decrease was primarily driven by increased claim payments that included the payment of the Company's obligations related to the Enron bankruptcy.

As of December 31, 2003, stockholders' equity decreased to $410.1 million or two percent from December 31, 2002. Combined statutory surplus totaled $190.4 million at December 31, 2003, resulting in a net written premium to statutory surplus ratio of 1.7 to 1.

The Company has not repurchased any of its shares in 2002 or 2003. As of December 31, 2003, the Company had repurchased approximately 1.5 million of its shares at an aggregate cost of $15.6 million since the inception of the Company's share repurchase program in 1999.

CEDED PREMIUM ACCOUNTING RESTATEMENT

The Company has revised its accounting for ceded premiums under a multiple year excess of loss reinsurance treaty with its affiliate, Continental Casualty Company, which has been in place since October 1, 2002 and was commuted by the Company effective January 1, 2004. Under the revised accounting, a receivable for return premium based on experience under the contract has been established at each reporting date over the periods that the treaty was in force. Under the previous accounting, no return premium asset was established. The Company is restating its financial statements as of and for the period ended December 31, 2002, as well as its interim financial statements for the first three quarters of 2003. The Press Release Investor Data of this Release contains a summary of the 2002 effect of the restatement. The Company will receive a return premium from CCC of $10.9 million during the first quarter of 2004.

BUSINESS ENVIRONMENT

The Company's business is subject to certain risks and uncertainties associated with the current economic environment and corporate credit conditions. The Company's performance has been materially impacted by the significant increase in corporate defaults on a worldwide basis. Because the nature of the business is to insure against non-performance, future results of operation could be negatively impacted by continued adverse trends in corporate defaults.

CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiaries, Western Surety Company and Universal Surety of America, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 34,000 independent agencies. A more detailed discussion and analysis of the Company's results of operations, liquidity and capital resources and financial condition as of and for the period ended December 31, 2003 will be contained in the Company's Annual Report on Form 10K to be filed with the Securities and Exchange Commission by March 15, 2004. The Company's Securities and Exchange Commission filings are available at www.sec.gov or visit us at www.cnasurety.com on the World Wide Web for a direct link to the SEC website.

CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.

NOTE: A conference call for investors and the professional investment community will be held at 8:00 a.m. Central time on February 12, 2004. On the conference call will be John F. Welch, President and Chief Executive Officer of CNA Surety Corporation and John F. Corcoran, Chief Financial Officer of CNA Surety Corporation. It will also be broadcast live on the Internet at: http://www.firstcallevents.com/service/ajwz398524394gf12.html or go to the investor relations pages of the CNA Surety website (www.cnasurety.com) for further details. The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available beginning at 10:00 am Central time on February 12th until 10:00 am on February 19th by dialing (800) 462-3663, pass code 6117793 or over the Internet at the foregoing websites.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of significant increases in corporate defaults on a national or global basis, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions including underwriting limitations imposed by the U.S. Department of Treasury, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, the cost and availability of reinsurance contracts on reasonable terms, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company's accounting policies, and other risks detailed in the Company's Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.

                                      # # #


-- Chart Follows--                     -3-

CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)


                                                        THREE MONTHS ENDED                YEARS ENDED
                                                           DECEMBER 31,                   DECEMBER 31,
                                                     -----------------------       -------------------------
                                                       2003           2002            2003            2002
                                                     --------       --------       ---------       ---------
OPERATING RESULTS:                                                (As Restated)                  (As Restated)
Gross written premiums                               $ 88,036       $ 85,297       $ 371,375       $ 359,892
                                                     ========       ========       =========       =========
Net written premiums                                 $ 74,443       $ 69,480       $ 319,210       $ 306,654
                                                     ========       ========       =========       =========
Revenues:
     Net earned premiums                             $ 78,667       $ 76,160       $ 304,449       $ 298,319
     Net investment income                              6,521          6,496          26,301          27,754
     Net realized investment gains (losses)                (3)        (8,211)          1,826          (7,586)
                                                     --------       --------       ---------       ---------
            Total revenues                             85,185         74,445         332,576         318,487
                                                     --------       --------       ---------       ---------

Expenses:
     Net losses and loss adjustment expenses(1)        21,143         22,565         172,476          94,198
     Net commissions, brokerage and
          other underwriting expenses                  49,699         46,654         190,740         179,827
     Interest expense                                     343            398           1,523           1,708
                                                     --------       --------       ---------       ---------
            Total expenses                             71,185         69,617         364,739         275,733
                                                     --------       --------       ---------       ---------
Income (loss) before income taxes                      14,000          4,828         (32,163)         42,754
Income taxes                                            3,405            785         (18,012)         12,635
                                                     --------       --------       ---------       ---------
NET INCOME (LOSS)                                    $ 10,595       $  4,043       ($ 14,151)      $  30,119
                                                     ========       ========       =========       =========
Basic earnings per common share                      $   0.25       $   0.09       ($   0.33)      $    0.70
                                                     ========       ========       =========       =========
Diluted earnings per common share                    $   0.25       $   0.09       ($   0.33)      $    0.70
                                                     ========       ========       =========       =========
Basic weighted average shares outstanding              42,979         42,947          42,967          42,910
                                                     ========       ========       =========       =========
Diluted weighted average shares outstanding            43,006         42,970          42,989          43,028
                                                     ========       ========       =========       =========
Dividends Paid Per Share                             $     --       $     --       $      --       $    0.45
                                                     ========       ========       =========       =========


----------

See notes to Press Release Investor Data on page 6.

CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands)


                                                     THREE MONTHS ENDED                  YEARS ENDED
                                                         DECEMBER 31,                    DECEMBER 31,
                                                 -------------------------        --------------------------
                                                   2003             2002             2003             2002
                                                 --------        ---------        ---------        ---------
                                                               (As Restated)                     (As Restated)
UNDERWRITING RESULTS:
Gross written premiums:
   Contract                                      $ 50,821        $  49,102        $ 208,472        $ 197,875
   Commercial                                      30,588           29,424          133,733          134,039
   Fidelity and other                               6,627            6,771           29,170           27,978
                                                 --------        ---------        ---------        ---------
                                                   88,036           85,297          371,375          359,892
                                                 ========        =========        =========        =========
Net written premiums:
     Contract                                    $ 44,074        $  40,924        $ 184,449        $ 172,633
     Commercial                                    24,027           22,058          106,899          107,290
     Fidelity and other                             6,342            6,498           27,862           26,731
                                                 --------        ---------        ---------        ---------
                                                 $ 74,443        $  69,480        $ 319,210        $ 306,654
                                                 ========        =========        =========        =========

Net earned premiums                              $ 78,667        $  76,160        $ 304,449        $ 298,319
Net losses and loss adjustment expenses (1)        21,143           22,565          172,476           94,198
Net commissions, brokerage and other
              underwriting expenses                49,699           46,654          190,740          179,827
                                                 --------        ---------        ---------        ---------
Underwriting income (loss)                          7,825            6,941          (58,767)          24,294
Net investment income                               6,521            6,496           26,301           27,754
Net realized investment gains (losses)                 (3)          (8,211)           1,826           (7,586)
Interest expense                                      343              398            1,523            1,708
                                                 --------        ---------        ---------        ---------
Income (loss) before income taxes                  14,000            4,828          (32,163)          42,754
Income taxes                                        3,405              785          (18,012)          12,635
                                                 --------        ---------        ---------        ---------
NET INCOME (LOSS)                                $ 10,595        $   4,043        ($ 14,151)       $  30,119
                                                 ========        =========        =========        =========

Loss ratio (1)                                       26.9%            29.6%            56.7%            31.6%
Expense ratio                                        63.2             61.3             62.6             60.3
                                                 --------        ---------        ---------        ---------
Combined ratio (1)                                   90.1%            90.9%           119.3%            91.9%
                                                 ========        =========        =========        =========

CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)


                                      THREE MONTHS ENDED           YEARS ENDED
                                         DECEMBER 31,              DECEMBER 31,
                                     --------------------      --------------------
                                       2003         2002         2003         2002
                                     -------      -------      -------      -------
                                               (As Restated)              (As Restated)
CASH FLOW DATA:
Net cash provided by operations      $22,610      $11,925      $25,221      $85,538


                                                             DECEMBER 31,    December 31,
CONSOLIDATED BALANCE SHEET DATA:                                 2003            2002
                                                              ----------      ----------
                                                                            (As Restated)
Invested assets and cash                                      $  654,072      $  638,204
Intangible assets, net                                           138,785         143,785
Total assets                                                   1,169,122       1,096,365

Insurance reserves                                               637,607         519,646
Debt                                                              50,418          60,816
Total stockholders' equity                                       410,139         420,561

Book value per share                                          $     9.54      $     9.79

Outstanding shares                                                42,980          42,947
                                                              ==========      ==========

----------

NOTES TO PRESS RELEASE INVESTOR DATA


(1) Includes the effect of recording revisions of prior year reserves. The dollar amount and the percentage point effect on the loss ratio of these reserve revisions were additions of $11, or 0.0%, and $1,113, or 1.5%, for three months ended December 31, 2003 and 2002, respectively, and an addition of $39,290, or 12.9%, and $6,180, or 2.1%, for years ended December 31, 2003 and 2002, respectively.

CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)


                                              THREE MONTHS ENDED               YEAR ENDED
                                              DECEMBER 31, 2002             DECEMBER 31, 2002
                                           ----------------------      ---------------------------
                                               AS                          AS
                                           PREVIOUSLY       AS         PREVIOUSLY           AS
                                            REPORTED     RESTATED       REPORTED         RESTATED
                                           ----------    --------      ----------       ----------
RESTATEMENT IMPACT ON SELECTED ITEMS:
Net written premiums:
   Contract                                 39,830        40,924          171,539          172,633
   Commercial                               20,964        22,058          106,196          107,290

Total net written premium                  $67,292       $69,480       $  304,466       $  306,654

Net earned premiums                        $73,972       $76,160       $  296,131       $  298,319

Total revenues                             $72,257       $74,445       $  316,299       $  318,487

Underwriting income                          4,753         6,941           22,106           24,294

Income before income taxes                   2,640         4,828           40,566           42,754

Income taxes                                    19           785           11,869           12,635
                                           -------       -------       ----------       ----------

NET INCOME                                 $ 2,621       $ 4,043       $   28,697       $   30,119
                                           =======       =======       ==========       ==========


Basic earnings per common share            $  0.06       $  0.09       $     0.67       $     0.70
                                           =======       =======       ==========       ==========

Diluted earnings per common share          $  0.06       $  0.09       $     0.67       $     0.70
                                           =======       =======       ==========       ==========


Loss ratio                                    30.5%         29.6%            31.8%            31.6%
Expense ratio                                 63.1          61.3             60.7             60.3
                                           -------       -------       ----------       ----------
Combined ratio                                93.6%         90.9%            92.5%            91.9%


Total assets                                                           $1,094,177       $1,096,365

Total stockholders' equity                                                419,139          420,561

Book value per share                                                   $     9.77       $     9.79